Exhibit 99.1

Transcript of

Sachem Capital Corp.

Sachem Capital Second Quarter 2022 Conference Call

August 5, 2022

Participants

David Waldman - Investor Relations, Crescendo Communications, LLC

Analysts

Christopher Nolan - Ladenburg Thalmann

Tyler Batory - Oppenheimer

Edward Reily - EF Hutton

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the Sachem Capital's Second Quarter '22 Conference Call. At this time all participants have been on a listen-only mode. And the floor will be opened for question-and-answer session after the presentation.

It is now my pleasure to turn the floor over to your host, Mr. David Waldman, Investor Relations. David, over to you.

David Waldman - Investor Relations, Crescendo Communications, LLC

Good morning, and thank you for joining Sachem Capital Corp.'s second quarter 2022 conference call. On the call with us today is John Villano, CPA, Chief Executive Officer of Sachem Capital.

On August 4, the company announced its operating results for the quarter ended June 30, 2022, and its financial condition as of that date. The press release is posted on the company's website, www.sachemcapitalcorp.com. In addition, the company plans to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission, which can also be accessed on the company's website as well as the SEC's website at www.sec.gov.

If you have any questions after the call, would like any additional information about the company, please contact Crescendo Communications at (212)-671-1021.

Before Mr. Villano reviews the company's operating results for the second quarter of 2022 and the company's financial condition at June 30, 2022, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations are forward-looking statements words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design and the negative of such terms in other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company's current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the company's Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2022.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I'll now turn the call over to John Villano. John?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Thank you, David, and thanks to everyone for joining us today. I'm very pleased to report your company achieved record revenue of $12.5 million, an increase of more than 86% and net income attributable to common shareholders of $4.3 million or $0.12 per share for the second quarter of 2022. It's important to note that we recorded an unrealized noncash loss on securities available for sale. I'll talk more about this accounting adjustment in a moment. But excluding this noncash charge, adjusted earnings would have been a record $5.8 million or approximately $0.16 per share.

Overall, we believe our initiatives during the quarter, along with the further diversification of our loan portfolio, both geographically and by loan type, will continue to drive strong financial performance. We are now seeing the results of these initiatives while continuing to maintain an extremely disciplined approach to underwriting and a conservative loan-to-value ratio. During the quarter, we funded approximately $103.3 million of mortgage loans, including loan modifications and construction draws.

Our primary business objective for 2022 is to grow our loan portfolio, while protecting and preserving capital. Significant interest rate increases over the last two quarters has curtailed lending into bank and nonbank real estate markets, thereby reducing competition for our loan products. As banks remain fearful and other nonbank lenders struggle with liquidity and securitization constraints, Sachem can select than originate loans that meet our enhanced underwriting criteria. Diligent loan selection and adherence to underwriting protocols will continue to provide attractive risk-adjusted returns to our shareholders.

To this point, we will continue to focus on selectively originating, managing and servicing a portfolio of first mortgage real estate loans designed to generate attractive returns across a variety of market conditions and economic cycles.

Further, we are developing relationships with new wholesale brokers and other nonbank lenders supporting our initiatives to attract larger, more experienced borrowers with better credit quality. As discussed on our past calls, we continue to expand our lending operations across the U.S. and now have a presence in 14 states with a strong core focus along the Eastern Seaboard. We will continue to expand our geographic footprint to include high-growth, pro-business and taxpayer-friendly MSAs.

During the second quarter, we completed another public offering of unsecured notes to support our growing loan pipeline. The gross proceeds of $30 million will provide us with additional nondilutive capital to accelerate our lending activities without compromising our main goal, which is to provide our shareholders with attractive returns.

In the second quarter, we rolled out a new web-based underwriting platform that further automates our processes, allowing for even more timely processing of loan applications. This has resulted in an increase in loan production while allowing us to manage underwriter head count and in fact, reduce our operating expenses as a percentage of revenue.

As we look to the future, the business is poised to achieve the loan growth we need to drive shareholder value. Our loan pipeline continues to grow steadily and we are well positioned with a strong balance sheet to take advantage of opportunities should they arise.

Despite the current volatility in the market and the fact that the Federal Reserve Board has aggressively raised interest rates, as discussed in our last call, we remain encouraged by the strength of our business. In addition, we have been enhancing our underwriting process to protect our invested capital as the markets digest rapidly increasing interest rates. There continues to be significant market opportunities for a well-capitalized nonbank or hard money lender to originate attractively priced loans to small and mid-scale real estate developers with good collateral and a strong operating history.

Speed of approval and timeliness of closing continues to be a high priority with our borrowers. To mitigate some of the potential risk associated with rapidly rising rates we are limiting the term of new loans to one year. As of June 30, 2022, more than 50% of the loans in our portfolio had a term of one year or less.

In addition, rising interest rates have eliminated the rate compression discussed on prior calls. If at the end of the loan term, a loan is not in default and meets our underwriting criteria, we will consider an extension or renewal at our prevailing rates, thereby generating additional lending fees and continued interest income.

I would now like to touch on some key financial highlights and talk more about our strategy going forward. If you need any additional insight into the financial details, please review our soon-to-be-filed 10-Q and press release.

First, total revenue for the three months ended June 30, 2022, was approximately $12.5 million compared to approximately $6.7 million for the three months ended June 30, 2021, an increase of approximately $5.8 million or 86.9%. The increase in revenue is primarily attributable to an increase in our mortgage portfolio and expanded lending operations.

For the second quarter, interest income was approximately $10.4 million compared to approximately $4.7 million for the same period last year, representing an increase of approximately $5.8 million or 123%. Origination fees were approximately $2.0 million compared to approximately $832,000 for the same period last year, representing an increase of approximately $1.2 million or 145.9%.

Other income and fee income, including late and processing fees, all of which relate to our lending operations were approximately $982,000 for the second quarter of 2022 compared to approximately $907,000 for the 2021 period, reflecting an increase of approximately $75,000 or 8.3%.

Income unrelated to our lending operations, including investment income, income from partnership investments and net rental income was approximately $560,000 for the 2022 period compared to $208,000 for the comparable 2021 period.

On the other hand, loss on sale of investment securities and unrealized losses on securities available for sale for the 2022 period were approximately $1.5 million, which I'll discuss in detail shortly. In the second quarter of 2022, gain on the sale of investment securities was approximately $6,000 compared to $85,000 for the same period last year.

Total operating costs and expenses for the three months ended June 30, 2022, were approximately $7.3 million compared to approximately $4.2 million for the three months ended June 30, 2022, an increase of approximately 75%. The increase in operating costs and expenses is directly related to the increase in our unsecured indebtedness, specifically our unsecured, unsubordinated five year notes, which helps finance the growth of our loan portfolio.

For the three months ended June 30, 2022, interest and amortization of deferred financing costs was approximately $5.2 million compared to approximately $2.5 million for the same period last year, an increase of $2.7 million or 108%. The balance of the increase in operating expenses was primarily attributable to three items: first, an impairment loss, which increased approximately $41,000; second, compensation fees and taxes, which increased approximately $376,000; and third, general and administrative expenses, which increased approximately $169,000. As a percentage of revenue, operating expenses decreased to 58.3% from 62.3% for the same period last year. We believe this illustrates the scalability of our business model and our ability to keep costs in line as we expand our lending platform.

For the quarter ended June 30, 2022, we reported an unrealized loss on investment securities of approximately $193,000, reflecting the reduction in prior unrealized losses since March 31, 2022. For the June 30, 2021 period, we reported an unrealized loss on investment securities of approximately $104,000, reflecting the decrease in the market value of such securities from March 31, 2021.

Net income attributable to common shareholders for the three months ended June 30, 2022, was approximately $4.3 million or $0.12 per share compared to approximately $2.5 million or $0.11 per share for the three months ended June 30, 2021.

Let me now take a moment to explain the unrealized losses on securities available for sale of approximately $1.5 million in the second quarter of 2022. The unrealized loss reflects a less than 2% decline in the market value of the company's short-term investments. In contrast, the Barclays Aggregate Bond Index was down 5% from the beginning of the quarter through June 30.

As discussed last quarter, rising interest rates reduced the values of our note and bond portfolio, as investors looked for greater yields on term investments. While the majority of the company's portfolio is structured to mature with term debt securities and ETFs linked to finite maturities we utilized ASU 2016 for valuation of these investments in effect a mark-to-market value. Quite simply, ASU 2016 provided guidance in the event we decided to liquidate some or all of the investments prior to maturity. That said, if we hold these investments through maturity, we will recognize the full value of the investments and would reverse the charge back into income.

Based on the valuation of our securities available for sale and the associated noncash charge, we felt it prudent to provide investors with an adjusted earnings figure once again this quarter. I would encourage investors to carefully review the reconciliation to GAAP and description included in our earnings press release.

After excluding this unrealized loss, adjusted earnings for the three months ended June 30, 2022, was approximately $5.8 million or $0.16 per share compared to approximately $2.5 million or $0.10 per share for the three months ended June 30, 2021, an increase of $3.3 million or 128.5%. We believe our adjusted earnings provide clarity and a better representation of our core operating performance. This metric clearly reflects the execution of our strategy to drive value for shareholders. We will also continue to monitor the interest rate environment and we'll continue to take appropriate steps to manage our investment portfolio to mitigate when possible, the impact of interest rate fluctuations.

Overall, we believe our strong financial performance is further evidence of our strong standing we have in the market as well as the sustainability and scalability of our business model. Even though our outlook for the next year remains positive, we recognize there are still ongoing market risks to consider. As you have seen, a key strength of the company is our ability to quickly adapt our strategy as market conditions change.

In terms of Sachem's financial condition as of June 30, 2022, compared to December 31, 2021, total assets at June 30, 2022, were approximately $525.4 million compared to approximately $418 million at December 31, 2021, an increase of approximately $107.4 million or 25.7%. The increase in total assets was due primarily to the increase in our mortgage loan portfolio of approximately $130.1 million, and an increase in investments in partnerships of approximately $13.6 million. These increases were offset in part by a decrease in cash, cash equivalents and investment securities of approximately $39.1 million.

Total liabilities at June 30, 2022 were approximately $320.4 million compared to approximately $237.9 million at December 31, 2021, an increase of approximately $82.5 million or approximately 34.7%. This increase is primarily due to an increase in notes payable, net of deferred financing costs of approximately $79.7 million and the Churchill repurchase facility of approximately $20.3 million.

Offsetting these increases are decreases in margin lines of credit of approximately $9.8 million, the accrued dividends payable of approximately $3.9 million and advances from borrowers of approximately $3.7 million.

Total shareholders' equity at June 30, 2022, was approximately $205 million, compared to approximately $180.1 million at December 31, 2021, an increase of approximately $24.9 million. This increase was due primarily to net proceeds of $21.2 million from the sale of common shares through our ATM and our net income of approximately $7.7 million, offset by dividends paid of $4.3 million during the quarter. All sales of stock through our ATM during the first half of 2022 were in excess of book value.

So as you can see, our balance sheet remains solid with over $525.4 million of assets backing $240.2 million in no principal. As a mortgage REIT, our debt levels are extraordinarily low compared to our peers, thereby providing stability during challenging times.

As of June 30, 2022, of the 503 mortgage loans in our portfolio is 28 or approximately 5.6% we're in the process of foreclosure are actively managed with the goal of unlocking our invested capital in a timely manner. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due.

Further, a troubled or distressed loan rarely loses 100% of its value and usually over the term of the loan, when interest income, origination and other fees are considered, the overall transaction is profitable to the company.

Real estate owned decreased to $5.9 million compared to $7.9 million at the same time last year. As of June 30, 2022, real estate owned included $801,000 of real estate held for rental and $5.1 million of real estate held for sale. The favorable reduction is partly attributable to new asset liquidation initiatives that will further support a continued reduction in real estate carrying costs.

Net cash provided by operating activities for the six months ended June 30, 2022, was approximately $7.3 million compared to approximately $6.1 million for the same 2021 period. In the second quarter, the company paid approximately $4.3 million in dividends on our common shares and approximately $922,000 of dividends paid with respect to our Series A preferred stock.

In addition, on July 8, 2022, the Board of Directors declared a dividend of $0.14 per common share payable on July 28, 2022 to shareholders of record as of July 21. As you are aware, Sachem Capital operates as a REIT and is required to distribute a minimum of 90% of the company's taxable income to shareholders as dividends. We intend to comply with this requirement for the current year.

Let me now take a moment now to discuss liquidity and capital resources. As of June 30, 2022, we had cash and short-term marketable securities of approximately $63.5 million. Supplementing our liquidity is our margin line of credit with Wells Fargo with a balance of $23.4 million at June 30 and our master repurchase facility with an affiliate of Churchill Real Estate, which had $39.4 million outstanding. These two facilities provide us additional flexibility at extremely attractive rates. It is also important to reiterate that we are very careful about the debt we take on and will not over lever our portfolio to garner high leveraged returns.

Moving forward, we will continue to monitor the ever-changing economic conditions. Given the current market, we believe we are well positioned as the go-to, nonbank real estate lender as local banks fail to understand the needs and timing required by their borrowers and small hard money lenders struggle with a lack of lending capital and the need to fit loans into a predetermined box.

Further, rising interest rates will enhance our lending platform and provide considerable growth as local banks fail to qualify borrowers due to debt coverage ratios and cash flow metrics. Despite all the macroeconomic factors we currently face, the demand for our products and services remain strong.

I am pleased with our second quarter operating results have achieved record revenue of $12.5 million, an increase of 86.9% over the same period last year. At the same time, we achieved $4.3 million of net income attributable to common shareholders and $5.8 million of non-GAAP adjusted earnings.

Despite record revenue of $12.5 million and exceptional profits during the quarter, we continue to maintain a cautious approach to our lending markets and look forward to further deploying our capital in a strategic manner as we open new markets and identify attractive lending opportunities.

In conclusion, we believe our investment in personnel and technology over the last few quarters coupled with diligent underwriting will enable us to build on our strong financial performance during the first half of 2022 and continue to drive increasing shareholder value.

I would like to thank you all for joining the call today. At this point, we will open up the call for questions.

Operator

Ladies and gentlemen the floor is now open for questions. [Operator Instructions]. Thank you. Your first question is coming from Christopher Nolan of Ladenburg Thalmann. Christopher over to you.

Q: Hey John, given the rise in foreclosed properties, any consideration of putting in a loan loss reserve?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Chris, we write -- once a loan goes into foreclosure, we appraise the property and we impair the asset immediately. So we're not allowed to do loss provisions. We actually write that asset down immediately based on the appraised value and also a reasonable selling concession.

Q: Great. And then given the changing environment strategically, where are you thinking in terms of taking the leverage ratio? This was a time line -- the risk increases but also shows the opportunity. I'm just trying to get your thinking around that?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

This is a very interesting time. And we've been posed this question a few times over the past weeks. Sachem Capital was formed in a period much like this. As a partnership, we were formed in 2010. Clearly, a lack of liquidity with the bank's unbelievably tight in providing financing that were troubled assets. So we are quite comfortable in operating in this space.

And speaking quite frankly, I would rather lend in this type of environment than a rapidly rising real estate market, as we've seen here for the past really four or five years culminated by kind of a blow off with COVID. So we like slow and steady. The opportunities are easier to judge when people start paying over and above asking prices for property. That doesn't bode well for long-term success of the markets.

And so we have been careful now for the past two We are terribly busy. We are seeing our competition look to us to assist with hung up deals on their end because their liquidity has dried. We think this is going to be good. And our main goal here, Chris, is to still borrow funds and use our ATM effectively. Effectively is to not overleverage and also not to blow up our cost of capital. So we look forward to the upcoming year here.

Q: Great. Thank you.

Operator

Thank you very much. Your next question is coming from Tyler Batory of Oppenheimer. Tyler, please ask your question.

Q: Good morning. Thanks for taking my questions. First one for me. Can you just talk a little bit more broad strokes in terms of the loan pipeline, what it looks like today versus a few months ago? Any other notable changes in terms of the opportunities that you see?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Okay. So first and foremost, our loan pipeline for the first half of this year is roughly about a $100 million of, let's call it, applications in-house. Now we don't fund all of those. And we probably fund probably two out of 10.

So what we -- our demand is truly off the charts. It is coming from all over the country. It is coming from smaller lenders like ourselves where their capital structure has been pressured with the interest rates here. We are looking to -- because we have such a volume of activity, we are picking and choosing the deals that we want to do.

And a good example of this is a marketing meeting we had this week where we had 7,000 loan applications. And out of that, we closed 21 loans. Kind of tells -- it should tell you where the world is. Everyone is looking for capital. Those with it can be very picky about the loans they choose. And most importantly, we don't have that interest rate compression that we've been fighting for the past 1.5 years. So we're kind of looking forward to getting back to our 12 and two and maybe even increasing that a bit.

Q: Great. Excellent. Very helpful. And another general question. When you look out the next six, 12 months and we'll kind of have to see how the world evolves. But best guess, what's your expectation, what's your plan in terms of funding sources and what you think might make the most sense?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

That's a good question, and that's an ongoing dilemma here. So first and foremost, we utilized our ATM to provide ballast to our lending operation. Our ATM is done at prices above book value. It is -- our stock performs well when our ATM is functioning. And in my opinion, it allows investors of size to accumulate our shares. And it's money that we used to increase our debt covenants with our unsecured bonds.

So with our unsecured notes, we have a 1.5x asset coverage ratio, and we're very protective of that covenant. So instead of going into the equity markets and doing a follow-on offering or a large equity deal, which would be disruptive, right? No investor is happy when their stock is moving nicely. And the next morning, they wake up and they've lost significant value in their shares. No one likes that.

So we will continue to use our ATM. We are always looking for efficient funding sources. The unsecured baby bonds have been wonderful for us and have allowed us to grow. Those rates are getting a little pricey. And we're evaluating a deal at the moment. And we'll let you know what we do with a press release as soon as we make a decision.

But capital is tricky right now. Tyler, I wish I had $100 million, but I don't. So we will continue to build slow and steady and look not -- and look to not blow our cost of capital out of the water here.

Q: Okay. Very helpful. And last question for me. If you, on the dividend here, nice to see that increase, talk a little bit more about the rationale for why now is the right time to make that move? And how comfortable you are with the current dividend payment level?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

So what really prompted this is if you think back a little bit, we closed December, we had a lot of cash. We had done a couple of unsecured note offerings and we had a lot of cash drag at the end of the year and through the first quarter.

During the second quarter, we've put a significant portion of that cash to work. And the loan business is pretty easy. The more money you put to work, most of that's going to head down to the bottom line because your personnel and your cost to operate is just a function of the spread between our interest rates, our cost of capital and what we lend at.

And we are comfortable with 14. It may move a bit. It may move 13, it may move 14, it may move 12 -- but in the end, we have to pay out at least 90% of what we earn. And we're very happy providing this dividend to our shareholders, especially at a time when there are concerns, right? Mortgage REITs have been beaten up in the market. Many, many are trading below book value, and this is really a statement that says, hey, we're okay here.

Q: Okay. Great. That's all for me. Thank you for the detail.

Operator

Thank you. Your next question is coming from Edward Reily of EF Hutton. Edward please ask your question.

Q: You mentioned baby bonds are getting pricey. I was wondering if you could give us some more color on the rates you're seeing?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

So yes, December and March, we were doing 6% baby bonds. We think the market right now is 8%. Still less than -- still less than our dividend payments, but they're getting closer.

Q: And with that 8% -- would that maybe cause some upward pressure in the 12, 2 interest origination that you guys are charging customers? In terms of rising it a little bit?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Yes. We are -- we have passed the message to our underwriting personnel that I don't want to say unbelievably aggressive pricing but it's really a deal-by-deal analysis. We're kind of leaning on 12 and 2 as our base and pricing from there. So I expect to see a little -- I do expect to see an increase coming down the road. But for right now, we are very busy at 12 and 2.

Q: Okay. Got you. And I was wondering if you could maybe give us a geographical breakdown of the lending operations. I'm curious about the expansion into Texas and Florida, specifically?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Yes. So a significant part of our business is Connecticut, New York, New Jersey. We have different levels. Florida is big for us. We have a few special projects down there, high-value projects, great locations. The Texas market, we are starting to back away from and that was determined here just last week, the deals coming in are flaming hot. And we made a company decision to kind of back out of there. We don't have a whole lot of exposure in Texas, particularly Austin. And we've made a decision to move into South Carolina and North Carolina just a little bit more.

Q: Okay. Thanks for that. And the new underwriting platform, I was wondering how much hiring you guys are expecting to do for the rest of the year?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Good question. So where we are now. So I'm sure you all know, we just hired a CFO, a welcome addition to our team. He just started this week. He will be on our next call. We have hired another accounting staff person. We have hired another underwriting person, kind of a dual role. So we're still looking to hire quality people. I think we're all set now through the end of the year. And we're kind of busting out of our space here, Ed, to be quite frank. And there's really nowhere else to put anybody.

So our new location should be done in the next couple of months. It will be highly efficient, a better work area and able to really handle our operations. We're now in two buildings on the same property. It's not as conducive as we would like.

Q: Okay. Got you. Thanks for that. Last one for me. Wondering if you had any idea as to which future quarters might result in the reversal of the unrealized losses that were on the books this quarter and last quarter? In marketable securities?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

So all I could say as of today, our portfolio and just in the last few weeks, our portfolio has rallied back. So we have $600,000 of those dollars back. So our portfolio is performing better. We're going to hold on for a little bit longer and see what happens here. But again, they're safe securities. They basically were hit with the interest rate raises by the Fed. And in time, we will get par.

Q: Okay. Great. Thanks.

Operator

Thank you. There appears to be no further questions in queue. I hand back over to John for any closing comments.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

I'd like to thank everyone for joining our call today and the participants as well. We look forward to updating you again next quarter. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time, and have a wonderful day. Thank you for your participation.